Exhibit 99.1

Company Contact: Dan Johnston Chief Financial Officer 314-678-6007 Investor Contact: EVC Group, Inc. Doug Sherk & Gregory Gin 415-896-6820 Media Contact: Rick Green Stereotaxis, Inc. 314-678-6172

Stereotaxis Announces Election of Joseph D. Keegan to Board of Directors

ST. LOUIS, MO, February 22, 2011—Stereotaxis, Inc. (NASDAQ: STXS) today announced that Joseph D. Keegan, Ph.D., 55, was elected to its Board of Directors. Mr. Keegan is President and CEO of FortéBIO, Inc., a life science analytical instrument company.

Dr. Keegan has more than 25 years of experience managing high growth life science businesses. Under Dr. Keegan’s leadership, FortéBIO, Inc. has generated compounded annual revenue growth of 45% since his appointment to CEO in September 2007. Prior to FortéBIO, Dr. Keegan was President and CEO of Molecular Devices Corporation (MDC) for nine years, during which time MDC’s revenues grew from $30 million to $190 million. Dr. Keegan joined MDC from Becton Dickinson and Company, where he served as President of Worldwide Tissue Culture and Vice President, General Manager of Worldwide Flow Cytometry. Prior to Becton Dickinson, Dr. Keegan was Vice President of the Microscopy and Scientific Instruments Division of Leica, Inc. He currently serves on the Board of Directors of ALSSA as Vice Chairman, and Seahorse Bioscience Inc. Dr. Keegan holds a Ph.D. in Physical Chemistry from Stanford University.

“We are very pleased to welcome Joseph Keegan to our board,” said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis. “We believe Joe’s strong executive experience and extensive knowledge of leading life science tools companies through their commercial adoption phase will be instrumental as we continue our efforts to establish both our Niobe robotic and Odyssey platforms as the standard of care within their respective markets.”

About Stereotaxis	www.stereotaxis.com	www.odysseyexperience.com

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed. Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

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